Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Pendrell Corporation and subsidiaries on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Pendrell Corporation and subsidiaries on Form S-3 (File No. 333-152100) and on Form S-8 (333-184966 and 333-137707).

/s/ GRANT THORNTON, LLP

Seattle, Washington

March 6, 2015